For Immediate Release: April 28, 2014
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires $96.6 million Corporate Headquarters Facility in New Jersey Pushing Total Deals Closed in 2014 to over $320 million

El Segundo, Calif. (April 28, 2014) - Griffin Capital Corporation announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), the acquisition of the 249,409 square-foot, Wyndham Worldwide corporate headquarters facility in Parsippany, New Jersey from an affiliate of Mack-Cali Realty Corporation (NYSE: CLI). Developed in 2009 by the seller, the property won The Outstanding Building of the Year Award (TOBY) for the Middle Atlantic Region from the Building Owners and Managers Association for 2014. Wyndham Worldwide, one of the world’s largest hospitality companies, has a remaining lease term of over 15 years with annual base rental rate increases of 1.75% and has been an occupant at the building since it was constructed as a build-to-suit in 2009.
This marks GCEAR’s first acquisition in 2014 on the east coast, but fifth in total for the year. GCEAR previously acquired the following four properties:

•	a 1.4 million square foot industrial facility leased to Caterpillar in Joliet, Illinois acquired for $57 million from a publicly-traded REIT;

•	a 430,000 square foot office facility leased to Digital Globe in Westminster, Colorado acquired for $92 million from a corporate user;

•	a 131,000 square foot office facility leased to Waste Management in Phoenix, Arizona acquired for $22.8 million from an institutional investor; and

•	a 157,000 square foot office facility leased to BT Infonet in El Segundo, California for $52.6 million from a foreign investor.
Combined, year-to-date acquisitions for GCEAR total over $320 million in purchase price, with a weighted average capitalization rate of 7.7%1 and weighted average remaining lease term at acquisition of over 11.5 years.
Commenting on the acquisition, Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions said, “We are pleased to further expand our footprint in the New Jersey market and acquire this award-winning property located in the premiere Mack-Cali Business Campus. This acquisition adds another S&P 500 company to our blue-chip tenant roster and elevates the REIT’s total capitalization to approximately the $2 billion mark.”

Michael Escalante, Griffin Capital's Chief Investment Officer added, "We are excited to grow our portfolio intelligently across the country through solid investments, secured by strong credit profiles and located in liquid real estate markets. As we work towards fulfilling our current acquisition objectives for 2014, we will continue to maintain a prudent posture and seek investments with favorable risk-adjusted yields in a macro real estate market environment that remains highly competitive, particularly in the single-tenant, net lease sector.”
About Griffin Capital Essential Asset REIT and Griffin Capital Corporation
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 47 office and industrial distribution properties totaling approximately 11.2 million rentable square feet and total capitalization of approximately $2 billion2. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed over 29 million square feet of space, and currently own, sponsor, co-sponsor and/or manage a portfolio consisting of approximately 26.0 million square feet of space, located in 32 states and approximately 1.0 million square feet located in the United Kingdom, representing approximately $4.9 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in GCEAR’s Form 10-K. This is neither an offer nor a solicitation to purchase securities.

1 The estimated capitalization rate is determined by dividing the projected net operating income for the first fiscal year the REIT owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months. The capitalization rates are weighted against the aggregate purchase prices of the properties acquired during the first quarter of 2014.

2 Total capitalization includes the outstanding debt balance, plus total equity raised in our public offering and operating partnership units issued for contributed properties, less net current assets.

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